Exhibit 4.28

(English Translation)

Supplemental Agreement to the Lease Contract

Lessor: Daqo New Material Co., Ltd.

Address: Industrial Park of Wanzhou District, Chongqing

Legal representative: Xu Guangfu

Lessee: Chongqing Daqo New Energy Co., Ltd.

Address: (Salt and Gas Chemical Industrial Park of Wanzhou District, Chongqing) Xianjia Village, Longdu Street, Wanzhou District, Chongqing

Legal representative: Xu Guangfu

Given the Lessor and the Lessee had signed a supplemental agreement to the lease contract taking effect on October 1, 2012, certain matters are agreed therein;

In view of the fact that the Lessee has stopped the production of polycrystalline silicon project, the Lessor and the Lessee have equally negotiated on the issue of stopping the lease matters in accordance with the Contract Law of the People’s Republic of China and related laws and regulations and have made the following agreements:

Article 1 Effective date of this Contract: the date for stopping the lease: December 30, 2013.

Article 2 The original subject of this Lease Contract includes the ownership of equipment, land, factory buildings as well as other buildings situated in Wanzhou Chemical Industry Park (original Salt and Gas Chemical Industrial Park) and the land use right, which are owned or used by the Lessor., and are collectively referred to as “Property Right”.

Article 3 The machinery equipment and property and goods and materials whose property right is owned by the Lessee and which are still installed or placed in the Lessor’s venue shall be co-managed by the Lessor and the Lessee since January 1, 2014 until they are all moved away by the Lessee.

Article 4 The original subjects of the lease shall be cleaned and identified by both parties since December 31, 2013. As for the non-normal wear-and-tear and loss of goods and materials, the Lessee shall be responsible for damages or restitution.

Article 5 When the representatives of the Lessee and the Lessor begin to check the lease subject, it is necessary to make an itemized registration for the subject that has been returned and form a registration list, which shall take effect after being signed by both parties.

Article 6 Rent and payment

1. The calculation of payment provided in the original contract shall be stopped since December 31, 2013 and the Lessee shall pay the unpaid rent as soon as possible unless otherwise agreed by the Lessor and the Lessee.

Article 7 Obligations and responsibilities of both parties

1. Obligations and responsibilities of the Lessor

(1) The Lessor could not hinder the Lessee to sort out and transfer the equipment and utilities and other properties and goods and materials whose property rights are owned by the Lessee after this agreement comes into force.

(2) During the period of co-management before the goods and materials of the Lessee have been completely moved away from the original lease venue, the Lessor is obliged to pay the management costs, like security and fire costs, which are necessary for the co-management.

2. Obligations and responsibilities of the Lessee

(1) The Lessee is obliged to process the properties and goods and materials, whose property rights belong to the Lessee but are still located in the Lessor’s venue, as soon as possible after the expiration of the lease term. While processing, the Lessor’s utilities and equipment should be as intact as possible. And if there are any damages, the Lessee shall be liable for damages or restitution.

(2) During the period of co-management before the goods and materials of the Lessee have been completely moved away from the original lease venue, the Lessee is obliged to ensure the safety of the properties and goods and materials of the original tenant, to closely assist the Lessor with the follow-up work and to meet the relevant requirements of the Lessor.

Article 8 Liabilities for breach of contract

1. Lessor’s rights and remedy measures under the default of the Lessee

If any event of default of the Lessee happens and continues to exist, the Lessor could take the following remedy measures at any time after the occurrence of the event of default (without prejudice to any other rights of the Lessor under this Contract).

Article 9 The issues not listed herein shall be resolved by both parties through negotiation.

Article 10 This Contract is made in duplicate, one for each party, and shall come into force after being signed and sealed by both parties.

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Chongqing Daqo New Energy Co., Ltd. Common Seal Authorized Person: /s/ Zhu Wengang December 31, 2013	Daqo New Material Co., Ltd. Common Seal Authorized Person: /s/ Li Changsheng December 31, 2013